EXHIBIT 10.1

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this “Transfer Agreement”) is entered into this 13th day of December, 2011 (the “Effective Date”), by and between Rosetta Genomics Ltd., an Israeli company (NASDAQ: ROSG) (the “Seller”), and the purchasers listed in Exhibit A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”) with respect to the sale by Seller of the Shares (as defined below) to Purchasers, based on and subject to the promises, representations, warranties and agreements of the parties set forth herein.

RECITALS

A.           The Seller holds 4,955,000 ordinary shares, nominal value of one hundredth New Israeli Shekel (NIS 0.01) each, in Rosetta Green Ltd., an Israeli company (TASE: RSGN) (the “Shares” and the “Company”, respectively), which constitutes as of Effective Date approximately 50.03% of the issued and outstanding share capital of the Company and the entire fully diluted holdings of Seller in the Company; and

B.           The Seller is willing to sell the Shares to the Purchasers, at an aggregate purchase price of nine hundred thousand United States Dollar (US $900,000) (the “Aggregate Purchase Price”) and the Purchasers have agreed to purchase the Shares being transferred hereunder in accordance with and subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, representations, warranties and agreements made herein, the parties hereby agree as follows:

1.      Sale and Purchase of the Shares.

(a)         Seller hereby agrees to sell to Purchasers and Purchasers hereby agree to purchase from Seller, the Shares, together with any and all rights, privileges and obligations which Seller may have with respect thereto, at a cash purchase price equal to the Aggregate Purchase Price, payable at the Closing (as defined below). The numbers of Shares and proportional amounts out of the Aggregate Purchase Price to be purchased and paid by each of the Purchasers are as set forth in Exhibit A.

(b)         Conditional Compensation:

(i)         In addition to the Aggregate Purchase Price, the Seller shall be entitled to an additional cash amount of two million United States Dollar (US $2,000,000) (“Conditional Compensation”), payable by the Purchasers, severally and not jointly, subject to the occurrence of all of the following prior conditions (“Prior Conditions”): (A) within three (3) years from the Effective Date, an acquisition of the Company is consummated in which all of the issued and outstanding shares of the Company are acquired for cash, at a price per share reflecting a Company valuation of at least ninety million United States Dollars (US $90,000,000) (“Acquisition Transaction”); and (B) in such Acquisition Transaction, each of the Purchasers has sold all of its shares in the Company in consideration for actually received cash amount reflecting at least five times (5X) of the weighted average price per share paid by each of the Purchasers for shares in the Company.

(ii)        In the event that the Prior Conditions are met  (determined at the discretion of the Purchasers in good faith), the Conditional Compensation shall be payable to the Seller not later than sixty (60) business days from the date in which the Purchasers actually receive all of the cash amounts to which they are entitled under the Acquisition Transaction.

(iii)       For the avoidance of doubt, in the event that for any reason whatsoever, the Prior Conditions are not met in full (determined at the discretion of the Purchasers in good faith), the entitlement to Conditional Compensation hereunder shall be null and void. Furthermore, as of the Closing, the Purchasers shall have full, complete and unconditional title and interest in and to the Shares purchased hereunder, free of any third party rights, liens or other encumbrances of any kind, and the Shares purchased hereunder by the Purchasers shall be, as of the Closing, fully paid and non-assessable.

2.      Closing.  The closing of the sale and purchase of the Shares shall take place at a closing (the “Closing”), which will be held at the offices of Pearl Cohen Zedek Latzer LLP, 50 Congress St., Suite 640, Boston, MA 02109 on such date, time and place as the Purchasers and the Seller shall mutually agree, subject to the fulfillment to the Purchasers’ satisfaction, or waiver, until December 15, 2011 (the “Target Date”) of the conditions detailed in Section 3(a) below, and subject to the fulfillment to the Seller's satisfaction, or waiver, until the Target Date of the conditions detailed in Section 3(b) below, provided however, that in the event the Closing does not occur by the Target Date, the Target Date may be extended by up to one additional 7-day period upon the mutual consent of the Seller and the Purchasers, and provided further, that the Target Date (including any extensions thereof) shall not be extended beyond December 15, 2011.

3.      Transactions at Closing. At the Closing (the “Closing Date”), the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)         The Seller shall deliver to the Purchasers the following documents:

(i)         Duly executed share transfer deeds with respect to the transfer of all the Shares to the Purchasers, in the forms attached hereto as Schedule 3(a)(i);

(ii)        True and correct copy of a resolution of the Board of Directors of the Seller, substantially in the form attached hereto as Schedule 3(a)(ii), approving this Transfer Agreement, the sale of the Shares, the release of claims and the other transactions contemplated hereby;

(iii)       A written notice to the Company, and to Meitav Benefits Ltd. (the trustee administering the Shares), notifying of the sale and purchase hereunder and requesting the amendment of the shareholders register of the Company and the trustee;

(iv)       A certificate, duly executed by the chief  executive officer of the Seller, dated as of the date of the Closing, in the form attached hereto as Schedule 3(a)(iv) confirming that the representations and warranties made by the Seller in Section 4 are true and correct when made and are true and correct on and as of the Closing Date, as though made on the Closing Date, and that the Seller has performed all obligations required under this Transfer Agreement to be performed by it on or before the Closing;

(v)       A signed agreement for termination of the shareholders agreement entered into between Seller and Plan B Ventures I, LLC, dated November 25, 2010 (the “Shareholders Agreement”), in the form attached hereto as Schedule 3(a)(vi);

(b)         Each Purchaser shall deliver to the Seller the following documents:

(i)         Duly executed share transfer deeds with respect to the transfer of the Shares to the Purchaser, in the forms attached hereto as Schedule 3(a)(i);

(ii)        A copy of an executed Undertaking towards the Israeli Chief Scientist ("OCS") in accordance with Section 5(e) below.

(iii)       A signed agreement for termination of the Shareholders Agreement in the form attached hereto as Schedule 3(a)(vi).

Share Transfer Agreement – ROSG sells Green shares

(c)         The Aggregate Purchase Price shall be paid by Purchasers in accordance with Exhibit A, by wire transfer of immediately available funds subject to and upon the occurrence of all of the above.

4.      Representations and Warranties of Seller.  Seller represents and warrants to the Purchasers and agrees and undertakes as follows:

(a)         Seller has the power and authority to execute and deliver this Transfer Agreement, to sell the Shares hereunder and to carry out and perform its obligations under the terms of this Transfer Agreement. All actions on the part of Seller necessary for the authorization, execution, delivery and performance of this Transfer Agreement and the obligations hereunder have been taken.  This Transfer Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller, and Seller’s successors and assigns, in accordance with its terms.  Sale of the shares does not require the consent or approval of any third party and is not subject to any preemptive rights, rights of first refusal, tag along or any similar rights other than the restrictions and limitations under the Shareholders Agreement. Notwithstanding the above, Purchaser hereby represents and warrants to Seller, its Chief Executive Officer, Directors, Officers, General Counsel, employees and advisors that it will not pursue any legal action if this agreement is overturned in any Bankruptcy procedure into which the Seller may enter.

(b)         Seller is the lawful owner of the Shares to be sold hereunder and upon sale and delivery of, and payment for, the Shares, as provided herein, Seller will convey to Purchasers good and marketable title to the Shares, free and clear of any and all liens, encumbrances, equities, claims, restrictions, options, proxies or other agreements of any kind whatsoever.

(c)         Neither the sale of the Shares being sold by Seller nor the consummation of any other of the transactions herein contemplated by Seller or the fulfillment of the terms hereof by Seller will conflict with, result in a breach or violation of, or constitute a default under any law or the terms of any indenture or other agreement or instrument to with Seller is a party or bound, or any judgment, order or decree applicable to Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over Seller.

(d)         No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Seller of the transactions contemplated herein. For the avoidance of doubt, Seller hereby warrants and represents that the sale of the Shares hereunder is a valid and binding transaction.

(e)         No action, proceeding or governmental inquiry or investigation is pending against the Seller, or against any of the Seller's properties, before any court, arbitration board or tribunal or administrative or other governmental agency. The foregoing includes, without limiting its generality, actions pending or threatened against the Seller involving bankruptcy and/or insolvency.

(f)         Seller has had the opportunity to consult with an independent tax, financial and/or legal advisor with respect to the sale of the Shares prior to executing this Transfer Agreement, and Seller represents that the per share price and the Aggregate Purchase Price for the Shares being transferred hereunder have been mutually agreed to by Seller and Purchaser.

(g)         Seller has not, nor will it, incur, directly or indirectly, as a result of any action taken by Seller, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Transfer Agreement.

(h)         Seller has made its own investigation of any restrictions imposed upon, or rights applicable to, the Shares, or upon or for the benefit of Seller as the holder thereof, by law or by any written agreement applicable to the Shares, all, as held by Seller immediately prior to the Closing Date.  Further, Seller has executed and delivered all instruments and documents and otherwise complied with all obligations required, as of the Effective Date, to be complied with by Seller under applicable law and written agreements applicable to the Shares and to this transfer and sale of the Shares to Purchaser.

Share Transfer Agreement – ROSG sells Green shares

(i)         Seller represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against the Purchasers and/or Company and/or against any person or entity acting on their behalf or otherwise referred to herein. Seller also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against the Purchasers and/or Company and/or against any person or entity acting on their behalf or otherwise referred to herein.

5.      Representations and Warranties of Purchasers.  Each of the Purchasers represents and warrants to Seller and agrees as follows:

(a)         Purchaser has the power and authority to execute and deliver this Transfer Agreement, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Transfer Agreement.  All actions on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Transfer Agreement and the obligations hereunder and thereunder have been taken. The Transfer Agreement has been duly executed and delivered by each Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against Purchaser, and Purchaser’s successors and assigns, in accordance with their terms .

(b)         Neither the purchase of the Shares by Purchaser nor the consummation of any other of the transactions herein contemplated by Purchaser or the fulfillment of the terms hereof by Purchaser will conflict with, result in a breach or violation of, or constitute a default under any law or the terms of any indenture or other agreement or instrument to with Purchaser is a party or bound, or any judgment, order or decree applicable to Purchaser of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over Purchaser.

(c)         No consent, approval, authorization or order of or any filling with any court or governmental agency or body is required for the consummation by Purchaser or by all of the Purchasers of the transactions contemplated herein, including, without limitation, pursuant to Israeli Restrictive Trade Practices Law 5748-1988.

(d)         It is aware that the Shares are subject to the lock-up rules of the TASE listing rules applicable to shares held by an Interested Party (as such term is defined in the Israeli Companies Law) at an initial public offering of a company and agrees to comply with such restrictions and to take all necessary actions required under the TASE Lock Up.

(e)         In the event that, immediately after the Closing, a Purchaser holds 5% or more of the Company's issued share capital or of the voting rights in the Company, then, such Purchaser shall deliver to the Company an executed copy of an Undertaking towards the OCS substantially in the form required by the OCS.

6.      Mutual Release of Claims; Indemnification.

(a)         Release of Claims by Seller.  Seller agrees that, in consideration of Purchasers entering into this Transfer Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Seller, on behalf of itself, and its heirs, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever releases each of the Purchasers, the Company and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, consultants, divisions, subsidiaries, predecessor and successor corporations, and assigns from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Seller or any other person or entity on its behalf may possess, arising from any omissions, acts or facts that have occurred up until and including the effective date of this Transfer Agreement including, without limitation,

Share Transfer Agreement – ROSG sells Green shares

(i)         Any and all claims relating to, or arising from, the per share or Aggregate Purchase Price for the Shares hereunder, which has been mutually agreed to by the Seller and the Purchasers, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable corporate law, and securities fraud under any applicable law;

(ii)        Any and all claims relating to, or arising from, the Conditional Compensation and any and all aspects related thereto, which has been mutually agreed to by the Seller and the Purchasers;

(iii)       Any and all claims for breach of contract, both express and implied (except for breaches of this Transfer Agreement by any Purchaser); breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppels; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; breach of fiduciary duty; defamation; libel; slander and negligence;

(iv)       Any and all claims for any loss, cost, damage, or expense arising as a result of, or out of any dispute over, any loss of opportunities, alternatives transactions, economic effects such as market cap and/or stock price, tax effects and/or any other impact of the transactions contemplated hereunder to or on Seller or on any of its officers, employees, shareholders, investors, affiliates, divisions, administrators, trustees or receivers, as a result of this Transfer Agreement; and

(v)       Any and all claims for attorneys’ fees and related costs.

Seller agrees and undertakes that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released and survive termination or cancellation of this Transfer Agreement for any reason.

(b)         Release of Claims by Purchasers.  Each Purchaser agrees that, in consideration of Seller entering into this Transfer Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, such Purchaser, on behalf of itself, and its heirs, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever releases the Seller, the Company and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, consultants, divisions, subsidiaries, predecessor and successor corporations, and assigns from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that such Purchaser or any other person or entity on its behalf may possess, arising from any omissions, acts or facts that have occurred up until and including the effective date of this Transfer Agreement including, without limitation,

(i)         Any and all claims relating to, or arising from, the per share or Aggregate Purchase Price for the Shares hereunder, which has been mutually agreed to by the Seller and the Purchasers, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable corporate law, and securities fraud under any applicable law;

(ii)        Any and all claims relating to, or arising from, the Conditional Compensation and any and all aspects related thereto, which has been mutually agreed to by the Seller and the Purchasers;

(iii)       Any and all claims for breach of contract, both express and implied (except for breaches of this Transfer Agreement by Seller); breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppels; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; breach of fiduciary duty; defamation; libel; slander and negligence;

Share Transfer Agreement – ROSG sells Green shares

(iv)      Any and all claims for any loss, cost, damage, or expense arising as a result of, or out of any dispute over, any loss of opportunities, alternatives transactions, economic effects such as market cap and/or stock price, tax effects and/or any other impact of the transactions contemplated hereunder to or on the Purchaser or on any of its officers, employees, shareholders, investors, affiliates, divisions, administrators, trustees or receivers, as a result of this Transfer Agreement; and

(v)       Any and all claims for attorneys’ fees and related costs.

Each Purchaser agrees and undertakes that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released and survive termination or cancellation of this Transfer Agreement for any reason.

(c)         Indemnification by Seller. Seller and any of its successors shall be liable for, and indemnify and hold the Company and the Purchasers and any of their officers, shareholders, employees and consultants, harmless against, and hold them harmless from damages, liabilities and expenses (including reasonable attorneys fees) sustained or incurred by Purchasers or any of them, resulting from, or arising out of, or in connection with, (x) a breach of Seller representations, warranties or covenants made in this Transfer Agreement or the enforcement of the provisions hereof, and (y) any and all actions, suits, proceedings, judgments, costs and legal or other expenses incident to any of the foregoing and/or resulting from or related to the transactions contemplated under this Transfer Agreement, whether filed by Seller, its officers, shareholders, successors or by any third party.

(d)         Indemnification by Purchasers. Each Purchaser and any of its successors shall be liable for, and indemnify and hold the Company and the Seller and any of their officers, shareholders, employees and consultants, harmless against, and hold them harmless from damages, liabilities and expenses (including reasonable attorneys fees) sustained or incurred by Seller, resulting from, or arising out of, or in connection with (x) a breach of such Purchaser representations, warranties or covenants made in this Transfer Agreement or the enforcement of the provisions hereof, and (y) any and all actions, suits, proceedings, judgments, costs and legal or other expenses incident to any of the foregoing and/or resulting from or related to the transactions contemplated under this Transfer Agreement, if filed by the Purchaser.

7.      General Provisions.

(a)         The parties agree to execute and/or provide any further documents or instruments reasonably necessary or desirable to carry out the purposes or intent of this Transfer Agreement, or as may be requested by the Seller, Purchasers, Company or its transfer agent or by any other entity, in connection with the transfer of the Shares hereunder. Without derogating from the generality of the above, each Purchaser shall provide the Company and the Seller with all information necessary for the purpose of publishing immediate reports and any other filings required pursuant to the Israeli Securities Law-1968 and the regulations promulgated thereunder.

(b)         The parties understand, acknowledge, and agree that this Transfer Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, administrators, executors, representatives and heirs.

(c)         The parties understand, acknowledge, and agree that this Transfer Agreement constitutes the entire agreement between the parties and that it may not be altered, amended, modified, or otherwise changed in any respect whatsoever except by writing duly executed by the parties hereto.

(d)         The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Transfer Agreement.

Share Transfer Agreement – ROSG sells Green shares

(e)         This Transfer Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof.  Any dispute arising under or in relation  to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably and exclusively to the jurisdiction of such court. In case any one or more of the covenants, warranties and/or agreements set forth in this Transfer Agreement shall have been breached by any party hereto, the other parties may proceed to protect and enforce their rights at law or in equity, including by an action for specific performance, injunctive relief and other forms of equitable relief (without posting any bond and without proving that damages would be inadequate) of any such covenant or agreement contained in this Transfer Agreement. All remedies hereunder shall be cumulative and the election of any one remedy shall not preclude any other remedy.

(f)         No waiver with respect to any breach or default in the performance of any obligation under the terms of this Transfer Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.  Nothing in this Transfer Agreement shall be deemed to be a waiver of any remedy available to any party under applicable law. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Transfer Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(g)         The representations, warranties, covenants and agreements made in this Transfer Agreement shall survive the closing of the transactions contemplated hereby.

(h)         This Transfer Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Facsimile or telecopied counterparts of this Transfer Agreement shall have the same effect as originally signed counterparts.

(i)         This Transfer Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.  The parties acknowledge that they (a) have read this Transfer Agreement, (b) have been represented in the preparation, negotiation, and execution of this Transfer Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel, (c) understand the terms and consequences of this Transfer Agreement and of the releases it contains and (d) are fully aware of the legal and binding effect of this Transfer Agreement.

(j)         If any provision of this Transfer Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Transfer Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(k)         Any notice sent with respect to this Transfer Agreement shall be sent to the addresses set forth below and shall be effective (a) if mailed, three (3) business days after mailing, (b) if sent by messenger, upon delivery, and (c) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt):

If to Seller:	Rosetta Genomics Ltd.
10 Plaut Street, Rehovot
Israel, 76706
Fax: +972 (073) 2220701
Attn:
Ken Berlin, CEO
Oded Biran, Adv., General Counsel

Share Transfer Agreement – ROSG sells Green shares

With a copy (which shall not constitute notice) to:
Tulchinsky Stern Marciano Cohen Levitski & Co.
4 Berkowitz Street
Museum Tower, 12th Floor Tel Aviv Israel, 64238 Fax: +972 (3) 6075050 Attn: David Cohen, Adv.

If to Purchasers:	To the addresses set forth in Exhibit A

Share Transfer Agreement – ROSG sells Green shares

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Transfer Agreement as of the date first above written.

/s/ Kenneth A. Berlin
ROSETTA GENOMICS LTD.

By:	Kenneth A. Berlin
Title:	President and CEO
Address:

/s/ Alexander Rabinovitch	/s/ Barbara W. Goldman
ALEXANDER RABINOVITCH	PLAN B VENTURES I, LLC

By:	By:	Barbara W. Goldman
Title:	Title:	Partner
Address:	Address:

Share Transfer Agreement – ROSG sells Green shares

Exhibit A

Number of Shares	Respective Purchase Price		Address	Purchaser
2,477,500	US$	450,000
436 Atlantic Avenue
Marblehead, MA  01945
Fax: 781 823 0098
Attn: Barbara W. Goldman

With a copy to:

Pearl Cohen Zedek Latzer LLP
50 Congress Street
Suite 640
Boston, MA 02109
Fax: 617 228 5721
Attn: Oded Kadosh
				Plan B Ventures I, LLC

2,477,500	US$	450,000		Alexander Rabinovitch

Share Transfer Agreement – ROSG sells Green shares